                                                                       EXHIBIT 3

                                   AGREEMENT


     This Agreement (the "AGREEMENT") is made this 22nd day of December, 1997 between Mirage Resorts, Incorporated, a Nevada corporation ("PARENT"), and Avis
P. Jansen, a Nevada resident, individually (in this capacity, "JANSEN"), as executrix of the Estate of Norbert W. Jansen (the "Estate"), and as Trustee for the Jansen Family Trust (the "TRUST") under an Agreement dated July 14, 1993 (in all such capacities, "SELLER") with reference to the following facts:

     A. The Trust is the record owner of 2,750,000 shares of the common stock, $.001 par value (the "COMMON STOCK"), of Boardwalk Casino, Inc., a Nevada corporation (the "COMPANY") (the "SHARES"). The beneficiaries of the Trust are Linda Tijerina and Judy Anderson. The Shares include 1,734,620 shares (the "OPTIONED SHARES") as to which Seller has granted a purchase option (the "COMMON STOCK OPTION") to Diversified Opportunities Group Ltd., an Ohio limited liability company ("DIVERSIFIED"), or its nominee pursuant to that certain Option and Proxy Agreement dated September 24, 1996 among the Company, Diversified and Norbert W. Jansen, individually and as trustee under the Trust (as amended by that certain Memorandum of Understanding (the "MEMORANDUM") dated as of October 29, 1997 among the Company, Diversified, Jacobs Entertainment Nevada, Inc., a Nevada corporation ("JACOBS") or its nominee and Seller (the "OPTION AGREEMENT"). All of the rights of Jacobs under the Option Agreement and the Memorandum have been or will be assigned to Diversified before the closing of the transfers hereunder.

     B. Jansen is the owner of 600 shares (the "Preferred Stock") of Series A 6% Non-Voting Cumulative Preferred Shares (the "Preferred Shares") of the Company.

     C. Seller is the owner of a parcel of land located at 3734 Las Vegas Blvd. South, Las Vegas, Nevada (the "REAL PROPERTY").

     D. Concurrently herewith, Parent is entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with Mirage Acquisition Sub Inc., a Nevada corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company, pursuant to which Parent will acquire the Company, on the terms and subject to the conditions set forth in the Merger Agreement, by means of a merger of Merger Sub into the Company (the "MERGER").

     E. As an inducement to Parent to seek to acquire the Company, and as a condition to Parent's willingness to enter into the Merger Agreement, Parent has required that the Seller agree, and the Seller has agreed, (i) to sell to Parent or one of its designees the Shares at $5.00 per share and the Preferred Stock;
(ii) to vote the Shares in favor of the Merger and grant to Parent or its designee an irrevocable proxy; (iii) to sell the Real Property to a subsidiary of Parent; and (iv) to amend the term of that certain lease agreement between Norbert W. Jansen, in his individual capacity and as trustee of the Trust, and the Company, effective as of October 1, 1996, which permits Mr. Jansen and the Trust to operate a gift shop upon the Company's premises (the "GIFT SHOP LEASE"), to a month-to-month arrangement and to make certain other modifications thereto.

     F. Parent has agreed to purchase from Diversified Opportunities Group, Ltd. ("Diversified") 1,071,429 shares of Common Stock (the "JACOBS SHARES") pursuant to an agreement dated as of the date hereof among Parent, Diversified, Jacobs Entertainment Nevada, Inc. and Jeffrey P. Jacobs (the "JACOBS STOCK PURCHASE AGREEMENT").

     G. On December 18, 1997, the Board of Directors of the Company, pursuant to notice duly given or waived, held a meeting at which the Board approved the acquisition by Parent and Merger Sub of the Shares for purposes of the Nevada Business Combination Statute, and adopted a bylaw providing that the Company is not subject to the provisions of the Nevada Control Share Statute.

     H. On December 22, 1997 the Board of Directors of the Company, pursuant to notice duly given or waived, held a meeting at which the Board approved the Merger Agreement, the Merger and the transactions contemplated thereby.

     In consideration of the foregoing premises and the mutual covenants and promises contained herein, Parent and Seller hereby agree as follows:

     1.   Sale of Real Property.  Seller agrees concurrently herewith to enter
          ---------------------
into an Agreement of Purchase and Sale and Joint Escrow Instructions (the "AGREEMENT OF SALE") with Restaurant Ventures of Nevada, Inc., a Nevada corporation ("PROPERTIES CORPORATION"), pursuant to which Seller will agree to sell, transfer and convey the Real Property to Properties Corporation on the terms and subject to the conditions set forth therein.

     2.   Purchase and Sale of Shares.
          ---------------------------

     2.1  Sale of Shares.   Subject to the conditions to closing set forth in
          --------------
Sections 2.3 and 2.4 below, Seller shall sell, transfer and convey the Shares to Parent (or its designee) and Parent (or its designee) shall purchase the Shares at a purchase price of $5.00 per share in cash for a total aggregate purchase price of $13,750,000, in the manner set forth in Section 2.2. Subject to the conditions to closing set forth in Sections 2.3 and 2.4 below, Seller shall sell, transfer and convey the Preferred Stock to Parent (or its designee) and Parent (or its designee) shall purchase the Preferred Stock at a purchase price equal to $600,000, plus any accumulated but unpaid dividends on the Preferred Stock as of the date of payment, in the manner set forth in Section 2.2.

     2.2  Closing.  The closing (the "CLOSING") will take place at Jones Vargas,
          -------
3773 Howard Hughes Parkway, Las Vegas, Nevada, on such date as specified by Parent within three business days after the latest to occur of (i) receipt by Parent of all necessary approvals under the regulations and statutes regulating the active gaming operations of Parent and/or the Company ("GAMING APPROVALS") and other necessary government and regulatory approvals, if any, (ii) expiration or early termination of the waiting period under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended (the "HSR ACT") with respect to the acquisition of Shares by Parent, and (iii) satisfaction or waiver of all material conditions precedent to Parent's obligation to consummate the Merger, or such other date and place as the parties may specify (the "CLOSING DATE"). At the Closing, Parent (or its designee) shall purchase from Seller, and Seller shall sell to Parent (or its designee), the Shares and the Preferred Stock. Seller shall deliver to Parent (or its designee) stock certificates representing the Shares and the Preferred Stock duly endorsed or accompanied by stock powers duly executed in blank sufficient to permit the Shares and the Preferred Stock to be transferred without restrictive legends other than with regard to the Securities Act of 1933, as amended, and Parent (or its designee) shall pay to Seller the aggregate purchase price for the Shares and the Preferred Stock by cash or certified check drawn on a banking institution domiciled in the United States.

     2.3  Parent's Conditions to Closing.  The obligation of Parent to
          ------------------------------
consummate the purchase of the Shares and the Preferred Stock pursuant to
Section 2.2 is subject to the following conditions, any of which may be waived by Parent in its sole discretion:

          (a) Parent shall have obtained all necessary Gaming Approvals and other necessary approvals of other governmental or regulatory authorities, if any;

          (b) The representations and warranties of Seller set forth in Section 4 hereof shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date;

          (c) Seller shall have performed and complied with all agreements and covenants required to be performed and complied with by Seller prior to the Closing Date;

          (d) All waiting periods under the HSR Act applicable to the transaction provided for herein shall have expired or been terminated;

          (e) Parent shall have consummated or shall concurrently consummate the purchase of the Jacobs Shares pursuant to the Jacobs Stock Purchase Agreement;

          (f) All material conditions precedent to Parent's obligation to consummate the Merger shall have been satisfied or waived;

          (g) On the Closing Date, Parent shall not have terminated the Merger Agreement due to a breach by the Company or the Company's failure to comply with its obligations thereunder;

          (h) On the Closing Date, there shall not be in effect any injunction, writ or temporary restraining order or any other order of any nature issued by a court or agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided nor shall there be any litigation or proceeding pending or threatened in respect of the transactions contemplated hereby;

          (i) Seller shall sell and convey the Real Property to Properties Corporation pursuant to the Agreement of Sale concurrently with the Closing under this Agreement;

          (j) Seller shall have delivered to Parent instruments of transfer which vest in Parent (or its designee) good and marketable title to the Shares and the Preferred Stock as required herein, and shall have delivered all other instruments, certificates and other documents required to be delivered hereby;

          (k) Jansen shall deliver letters testamentary dated not more than 10 days earlier than the Closing verifying that she is the sole executrix of the Estate;

          (l) Jansen shall deliver an opinion of Jeffrey Burr, counsel for the Estate and the Trust, satisfactory in form and substance to Parent, to the effect that as sole executrix of the Estate and as sole Trustee of the Trust, Jansen can execute, deliver, and perform this Agreement, without court approval (or that such court approval has been obtained); and

          (m) The Company's bylaw provision which provides in substance that the Company shall not be subject to the provisions of the Nevada Control Share Statute shall not have been amended, revoked, repealed, withdrawn, restricted or modified in any respect.

     2.4  Seller's Conditions to Closing.  The obligation of Seller to
          ------------------------------
consummate the sale of the Shares and the Preferred Stock pursuant to Section
2.2 is subject to the following conditions, any of which may be waived by Seller in its sole discretion:

          (a) All waiting periods under the HSR Act applicable to the transaction provided for herein shall have expired or been terminated;

          (b) Seller shall sell and convey the Real Property to Properties Corporation and Properties Corporation shall purchase the Real Property pursuant to the Agreement of Sale concurrently with the Closing under this Agreement;

          (c) Parent shall have paid the aggregate purchase price for the Shares and the Preferred Stock;

          (d) All material conditions precedent to the consummation of the Merger shall have been satisfied or waived by Parent;

          (e) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date;

          (f) On the Closing Date, the Company shall not have terminated the Merger Agreement due to a material breach by Parent or Parent's failure to comply with a material obligation thereunder;

          (g) On the Closing Date, there shall not be in effect any injunction, writ or order issued by a court or agency of competent jurisdiction directing that the transactions provided herein not be consummated; and

          (h) On the Closing Date, the releases of Seller with respect to the Purchase Agreement, the Option Agreement and the Memorandum given by the Company in the Merger Agreement and by Diversified, Jacobs, and Jeffrey Jacobs in the Jacobs Stock Purchase Agreement shall have become effective in accordance with their terms.

     3.   Amendments to Gift Shop Lease.  Seller and Holiday Gifts, Inc.
          -----------------------------
("Lessee") agree that upon the Closing, the Gift Shop Lease shall be deemed to be automatically amended to (i) be a month-to-month lease terminable without cause and without the payment of any consideration upon sixty (60) days' notice by either lessee or lessor under the Gift Shop Lease and (ii) provide for the additional modifications set forth on Exhibit B hereto. Concurrently with the
                                      ---------
Closing, Seller and Lessee shall execute and deliver to the Company an amendment to the Gift Shop Lease and such other agreements as may be necessary or advisable to implement such amendments. Seller and Lessee agree that such amendment of the Gift Shop Lease will be in consideration of payment of $268,000 by Parent or one of its designees to the Seller concurrently with the Closing. Seller and Lessee will execute any additional documentation necessary, in Parent's reasonable judgment, to perfect this amendment, or record a memorandum of the amended Gift Shop Lease.

     4.   Representations and Warranties of Seller.
          ----------------------------------------

          As a material inducement to Parent to enter into this Agreement, Seller (jointly and severally) represents and warrants to Parent that as of the date hereof and as of the Closing Date:

     4.1  Sole Ownership of Shares; No Encumbrances.  On the date hereof, the
          -----------------------------------------
Trust is the record and beneficial owner of 2,750,000 Shares, and, on the date hereof, such Shares together constitute all of the shares of Common Stock owned of record or beneficially by Seller. On the date hereof, Jansen is the record and beneficial owner of the Preferred Stock, and, on the date hereof, such Preferred Stock constitutes all of the Preferred Stock owned of record or beneficially by Seller. The sole beneficiaries of the Trust are Linda Tijerina and Judy Anderson. Seller has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Shares and Preferred Stock, with no limitations, qualifications or restrictions on such rights, and the Shares and the Preferred Stock are the only shares of Common Stock or Preferred Shares over which Seller has any of such powers. The Shares and the Preferred Stock and the certificates representing such Shares and the Preferred Stock are now, and at all times during the term hereof will be, held by Seller free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising under the Option Agreement and the Memorandum and hereunder. The Estate has no interest in any debt or equity security of the Company (except for options that are released pursuant to Section 5.7, below) or the any assets of the Company or in the Real Property and neither Seller nor the Estate has assigned any such rights except under the Option Agreement and the Memorandum.

     4.2  Validity; Binding Effect; No Conflict.  This Agreement has been duly
          -------------------------------------
and validly authorized, executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be subject to principles of equity and to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors' rights generally. Jansen is the sole Trustee under the Trust, has the full power and authority (without further action) under the Trust documents to execute and deliver this Agreement, and to perform the obligations of the Trust under this Agreement. A true, correct and complete copy of the Trust Agreement has been provided by Seller to Parent prior to the execution of this Agreement. Jansen is the sole executrix of the Estate, has the full power and authority to execute and deliver the Agreement and to perform the obligations of the Estate under this Agreement, and no action or approval by the probate court (or any other court exercising similar authority over the Estate) is required. The execution and delivery of this Agreement does not and, subject to receipt of all requisite governmental or other consents or approvals, the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any law, ordinance, rule, regulations, orders, judgment, or decree to which Seller is subject or by which Seller is bound; or (ii) violate or conflict with or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which any of Seller's assets may be bound or affected, except under the Option Agreement and the Memorandum. Except for the Gaming Approvals and the expiration of any waiting periods under the HSR Act, no consent, approval, authorization or action by or any filings with any federal, state or local governmental agency or any other third party are required in connection with the execution and delivery by Seller of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated hereby.

     4.3  Brokerage.  No investment banker, broker, financial advisor, finder or
          ---------
other person is entitled to a commission or fee from Parent or the Company in respect of this Agreement, the Merger or the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of Seller.

     4.4  SEC Reports.  To the actual knowledge of Seller without obligation of
          -----------
independent investigation, (a) the Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission ("SEC") since February 11, 1994, including without limitation Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and proxy statements (collectively and as amended as required, the "SEC REPORTS") and (b) as of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.   Covenants of Seller
          -------------------

     5.1  Voting.  (a)  The Seller hereby agrees that (for as long as the Merger
          ------
Agreement is in effect), at any meeting of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, Seller shall vote (or cause to be voted) the Shares (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (c) except as otherwise agreed to in writing in advance by Parent, against any of the following actions or agreements (other than the Merger Agreement or the transactions contemplated thereby): (i) any action or agreement that is intended, or might reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement; (ii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (iii) a sale, lease or transfer of a material amount of assets of the Company and any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (iv) any change in the management or Board of Directors of the Company; (v) any change in the present capitalization or dividend policy of the Company; (vi) any amendment of the Company's articles of incorporation or bylaws; or (vii) any other material change in the Company's corporate structure or business. Any such vote or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Notwithstanding anything to the contrary contained in this Agreement, Jansen shall be free to act in her capacity as a member of the Board of Directors of the Company and to discharge her fiduciary duties as such.

          (b) In order to secure Seller's obligation to vote the Shares in accordance with the provisions of Section 5.1(a), Seller hereby appoints Parent as Seller's true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of the Shares on all matters set forth in Section 5.1(a). Parent may exercise the irrevocable proxy granted to it hereunder at any time Seller fails to comply with the provisions of this Agreement, subject to the receipt of necessary Gaming Approvals, if any. The proxy and powers granted by Seller pursuant to this Section 5.1(b) are coupled with an interest and are given to secure the performance of Seller's obligations to Parent under this Agreement. Such proxy and powers shall be irrevocable and shall survive the death, incompetency, disability, bankruptcy or dissolution of Seller and the subsequent holders of the Shares.

     5.2  Restriction on Transfer, Proxies and Non-Transference; Stop Transfer
          --------------------------------------------------------------------
Order; Legend.
-------------

          (a) Seller hereby agrees, while this Agreement is in effect, and except as specifically contemplated hereby, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Shares or the Preferred Stock or any interest therein, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or
(iii) take any action that would make any representation or warranty of Seller contained herein untrue or incorrect or have the effect of preventing or disabling Seller from performing Seller's obligations under this Agreement.

          (b)  In furtherance of the provisions of Section 5.2(a) hereof,
                                                   --------------
concurrently herewith the Seller shall and hereby does (i) authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such shares) and (ii) agree that a legend in substantially the following form shall be placed on each certificate representing the Shares:

     "The securities represented by this certificate are subject to the conditions, restrictions and obligations specified in the Agreement dated December 22, 1997, and as amended and modified from time to time, between Mirage Resorts, Incorporated., a Nevada corporation, and Avis P. Jansen, a Nevada resident, Individually, as Executrix of the Estate of Norbert W. Jansen and as Trustee for the Jansen Family Trust under an Agreement dated July 14, 1993, and the Company reserves the right to refuse the transfer of such securities until such conditions, restrictions and obligations have been fulfilled with respect to such transfer or said Agreement has been terminated in accordance with its terms."

Seller shall deliver all certificates representing the Shares and the Company shall or shall cause its transfer agent to imprint such legend on all such certificates.

     5.3  No Additional Purchases.  Seller hereby agrees not to acquire any
          -----------------------
additional securities of the Company from and after the date hereof.

     5.4  No Inconsistent Agreements.  Seller shall not enter into any agreement
          --------------------------
or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions of this Agreement or which could interfere with Parent's efforts to acquire the Company by Merger.

     5.5  Further Assurances.  From time to time, at the other party's request
          ------------------
and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     5.6  No Indemnity Claims. Seller shall not, either before or after the
          -------------------
Closing, assert any claim against the Company or any officer, director, employee or agent of the Company or its affiliates as to which the Company may have any obligation of indemnity, either under the Company's bylaws, by contract or otherwise. All such named persons are third party beneficiaries of this provision and may enforce the provisions hereof. Seller further agrees that if it should secure a judgment against any such indemnified person who asserts a claim for indemnity against the Company, then the amount of such judgment shall automatically be reduced by and to the extent of such indemnity right.

     5.7  Stock Option.  At the Closing, without consideration, Seller shall
          ------------
release the Company from any obligation under any options to acquire Common Shares or Preferred Shares held by Seller under the Company's 1994 Stock Compensation Plan or the Outside Directors Stock Option Plan or otherwise.

     5.8  Consent and Release.
          -------------------

          (a) By the execution of this Agreement, each Seller hereby consents to the termination and release by Diversified of all of its rights, title and interest under the Option Agreement and the Memorandum.

          (b) Effective at the Closing (and contingent on the occurrence of the Closing), the Seller terminates and releases any and all rights, title and interest which they may have under or pursuant to that certain Purchase Agreement dated as of September 24, 1996 ("Purchase Agreement"), the Option Agreement, or the Memorandum, including any and all claims for breaches or violations of those agreements that may have occurred on or prior to the date of the Closing. The Seller expressly agrees that, effective on the Closing Date (and contingent on the occurrence of the Closing), the Purchase Agreement, the Option Agreement, and the Memorandum shall be terminated and of no further force and effect. Effective on the Closing Date (and contingent on the occurrence of the Closing), each of Seller releases the Company, Diversified, Jacobs, and Mr. Jeffrey Jacobs from any and all obligations, charges or claims arising out of or in connection with the Purchase Agreement, the Option Agreement, or the Memorandum. Diversified, Jacobs, and Mr. Jeffrey Jacobs shall each be a third party beneficiary with respect to the consents, releases, and agreements contained in this Section 5.8.
                  -----------

     6.  Indemnity.
         ---------

          Each party (the "INDEMNIFYING PARTY") shall and hereby does indemnify and hold harmless the other (the "INDEMNITEE") from and against and in respect of any and all loss, damage and expense incurred by the Indemnitee resulting from, arising out of, attributable to, or in any manner connected with:

               (i) Any matter in respect of which the Indemnifying Party shall have made any misrepresentation, breached any warranty made pursuant to this Agreement or failed to fulfill any covenant or agreement on the part of the Indemnifying Party contained in this Agreement; and

               (ii) Any and all actions, suits, proceedings, demands,
                    assessments or judgments, costs and expenses (including legal and accounting fees and investigation costs) incident to the foregoing and the enforcement thereof.

          If any event shall occur or any circumstance arise which might give rise to a claim in respect of any matter against which the Indemnifying Party has indemnified the Indemnitee hereunder, the Indemnitee shall give notice thereof to the Indemnifying Party. If the matter as to which indemnification may be sought is a claim by a third party, such notice shall be given within thirty (30) days after said claim shall have been presented to the Indemnitee; otherwise, such notice shall be given promptly after the Indemnitee shall determine that the matter is one as to which indemnification is sought. Failure to give notice within the required time shall have no effect if the lack of notice by Indemnitee is not materially prejudicial to the rights of the Indemnifying Party. Unless the parties otherwise agree in writing, the Indemnifying Party shall defend against all such third-party claims or otherwise satisfy such claims, at its sole cost and expense, through counsel and accountants designated by it and approved by the Indemnitee, which approval shall not be withheld unreasonably. The Indemnitee shall have the right to participate with the Indemnifying Party in the defense of any such matter and shall fully cooperate with and make available to the Indemnifying Party the business records of the Indemnitee for said purpose. If the Indemnifying Party, after receipt of notification from Indemnitee of a third-party claim, fails to protest, defend or settle any such third-party claim, demand, suit or proceeding promptly, diligently and in good faith, Indemnitee shall have the right at its discretion to settle, defend or pay the same, in which event, the obligations of the Indemnifying Party shall extend to and include the amounts of said settlement or payment and/or the costs of legal expenses of such defense.

     7.   Miscellaneous.
          -------------

     7.1  Survival of Representations, Warranties and Agreements.  All
          ------------------------------------------------------
representations, warranties and agreements made by Seller or Parent pursuant hereto shall survive the Closing of this transaction regardless of any investigation by Parent, except that the representations and warranties made by Seller to Parent in Section 4.5 shall terminate upon purchase of all of Seller's Shares hereunder.

     7.2  Binding Agreement; Assignments; Third-Party Beneficiaries.  All of the
          ---------------------------------------------------------
terms and provisions of this Agreement shall inure to the benefit of, be enforceable by and be binding upon and enforceable against the parties hereto and their respective heirs and personal representatives, successors and assigns; provided, however, that except for an assignment by Parent to one of its affiliates (which may be done in whole or in part), neither of the parties hereto may assign its rights or duties hereunder. If Parent assigns this Agreement to one of its affiliates, Parent shall remain liable for the performance of its obligations hereunder. Nothing contained in this Agreement shall confer any rights or remedies upon any other person, firm or corporation (except those persons benefitting from the covenant not to sue in Section 5.6, above).

     7.3  Obligations Joint and Several.  The obligations of Jansen, the Trust,
          -----------------------------
and the Estate under this Agreement are joint and several as to each other.

     7.4  Waiver of Provisions.  The terms, covenants, representations,
          --------------------
warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     7.5  Specific Performance.  Each of the parties hereto recognizes and
          --------------------
acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     7.6  Notices.
          -------

          Any notice or other communication required or permitted hereunder shall be expressed in writing and delivered in person or sent by certified or registered mail, return receipt requested, or sent by overnight courier service such as Federal Express and confirmed by certified or registered mail, return receipt requested, or sent by facsimile (receipt confirmed) to the respective parties at the following addresses, or at such other addresses as the parties shall designate by written notice to the other:

If to Seller at:                      If to Parent at:
---------------                       ---------------

Avis P. Jansen                Mirage Resorts, Incorporated
978 Bel Air Circle            3400 Las Vegas Boulevard South
Las Vegas, NV 89109           Las Vegas, Nevada 89109
                              Attn: Daniel Lee and Bruce Levin, Esq.
                              Fax No.: (702) 792-7268
                              Fax No.: (702) 791-5787
with a copy to:               with a copy to:
--------------                --------------

Barry Goold, Esq.             C. Kevin McGeehan, Esq.
4496 S. Pecos Road            Irell & Manella LLP
Las Vegas, NV 89120           1800 Avenue of the Stars, Suite 900
Fax No.:  (702) 436-2650      Los Angeles, California 90067
                              Fax No.: (310) 203-7199

     All notices shall be deemed received on the third business day after mailing or the first business day after delivery to the overnight courier service or the same business day if personally delivered or sent by facsimile.

     7.7  Cooperation.  Each party shall cooperate and use its best efforts to
          -----------
consummate the transactions contemplated herein. In addition, each party shall cooperate and take such action and execute such other and further documents as reasonably may be requested by any other party from time to time after the consummation of the transactions contemplated herein to carry out the terms and provisions and intent of this Agreement.

     7.8  Interpretation.  When a reference is made in this Agreement to
          --------------
Section, such reference shall be to a Section in this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.9  Severability.  If any term, provision, covenant or restriction of this
          ------------
Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     7.10  Entire Agreement; Modification.  This Agreement contains the entire
           ------------------------------
agreement between the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

     7.11  Governing Law.  The Agreement shall be governed by and construed
           -------------
under the laws of the State of Nevada.

     7.12  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, all of which taken together shall constitute one instrument.

     7.13  Release of the Company.  Effective as of the Closing (and contingent
           ----------------------
on the occurrence of the Closing), each Seller releases the Company from any and all claims, debts or obligations of the Company to such Seller other than any obligation of the Company to indemnify or defend such Seller against claims made against such Seller resulting from or related to such Seller having been a director or officer of the Company and other than the obligation to pay deferred rent for the period of November 1, 1997, through the Closing to the extent provided in Section 9 of the Agreement of Sale executed concurrently herewith.

     7.14  Termination with Merger Agreement.  If the Merger Agreement
           ---------------------------------
terminates in accordance with its terms without the Merger having occurred, then this Agreement and the obligations of the parties hereunder shall terminate on the same day as the termination of the Merger Agreement.

     7.15  Contingency on Consent by Diversified, Jacobs, and Jeffrey Jacobs.
           -----------------------------------------------------------------
This Agreement shall not become effective until Diversified, Jacobs, and Jeffrey Jacobs shall have consented to Seller entering into this Agreement. The execution of the Jacobs Stock Purchase Agreement by each of Diversified, Jacobs, and Jeffrey Jacobs, if such agreement contains a provision in the form previously reviewed and approved by counsel for Seller, shall cause this Agreement to become effective.

     7.16  No Prior Agreements.  Each of the parties hereto acknowledges and
           -------------------
agrees that, prior to the execution of this Agreement on the date hereof, there was no agreement, arrangement or understanding among the parties with respect to the acquisition, disposition, holding or voting of the Shares.

     7.17  Guarantee Remains in Place.  Parent covenants and agrees not to
           --------------------------
revoke its guaranty of the obligations of Properties Corporation under the Agreement of Sale, unless and until this Agreement or the Agreement of Sale is terminated according to their respective terms.

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above set forth.

                                    SELLER:

                                    /s/ Avis P. Jansen
                                    ________________________________
                                    Avis P. Jansen, a Nevada resident,
                                    Individually, as executrix of the Estate of
                                    Norbert W. Jansen,  and as Trustee for the
                                    Jansen Family Trust under an Agreement dated
                                    July 14, 1993


                                    PARENT:

                                    MIRAGE RESORTS, INCORPORATED
                                    a Nevada corporation



                                    By: /s/ Daniel Lee
                                       __________________________
                                         Daniel Lee
                                         Chief Financial Officer

     Holiday Gifts, Inc., a Nevada corporation, hereby joins in and agrees to be bound by the provisions of Section 3 hereof.


                                    HOLIDAY GIFTS, INC.
                                    a Nevada corporation



                                    By: /s/ Avis P. Jansen
                                        __________________________
                                        Avis P. Jansen, President

                                   EXHIBIT B

                  Additional Modifications to Gift Shop Lease

(1) Lessee shall only operate a gift shop on the Gift Shop premises. Lessee shall maintain the same quality of the merchandise and operations as Lessee now provides in the Gift Shop at the date of this Agreement.

(2) Lessee shall not transfer the Lease, and the Lease shall terminate immediately if a controlling interest in Lessee is transferred.

(3) Lessee shall not have exclusive rights to sell T-shirts with a design or logo including the words "Las Vegas." Lessee's exclusive rights to sell merchandise shall extend only to the specific building in which the Gift Shop premises are located.